Exhibit 99.(m)(10)

FORM OF FOURTH AMENDMENT TO THE AGREEMENT TO SUSPEND DISTRIBUTION
PLANS FOR TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

          AMENDMENT, dated November 30, 2007, to the Agreement to Suspend Distribution Plans, dated February 1, 2006 (the “Agreement”), as amended, by and between TIAA-CREF Institutional Mutual Funds (the “Trust”) and Teachers Personal Investors Services, Inc. (“TPIS”).

          WHEREAS, the Trust has established three new series within the sub-family of funds known as the TIAA-CREF Lifecycle Funds (the “New Funds”) that will offer Retirement Class shares, which are subject to the Trust’s Retirement Class Distribution Plan (the “Retirement Class Plan”) adopted pursuant to Rule 12b-1 of the Investment Company Act of 1940, as amended (the “1940 Act”), and

          WHEREAS, in connection with the creation of one of the New Funds, the Lifecycle Retirement Income Fund, the Trust has established a new Retail Class of shares of the TIAA-CREF Lifecycle Funds, which are subject to a new Retail Class Distribution Plan adopted pursuant to Rule 12b-1 of the 1940 Act (the “Lifecycle Retail Class Plan”), and the parties hereto would like to add the Lifecycle Retail Class Plan to the scope of the Agreement; and

          WHEREAS, the parties hereto prefer that TPIS not seek any reimbursements under either Plan with respect to the New Funds for a certain period of time;

          NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Trust and TPIS hereby agree to amend the Agreement as follows:

1.	The Agreement shall be amended so that it suspends reimbursements under the Retirement Class Plan with respect to the following New Funds until April 30, 2009:

Lifecycle 2045 Fund Lifecycle 2050 Fund Lifecycle Retirement Income Fund

2.	The following shall be added to the end of Section 1 of the Agreement, as amended, entitled “Term of Agreement”:

“With respect to the application of the Retirement and Retail
Class Plans to the Lifecycle 2045, Lifecycle 2050 and
Lifecycle Retirement Income Funds, this Agreement shall
continue in force through April 30, 2009.”

3.	The following shall be added to the end of Section 2 of the Agreement, as amended, entitled “Suspension of Distribution Plan Reimbursement”:

“TPIS hereby agrees not to seek reimbursement from Trust for the costs it incurs in distributing and promoting Retail Class shares of the Lifecycle Funds that would, but for this
Agreement, be paid by Trust to TPIS pursuant to the Lifecycle
Retail Class Distribution Plan.”

          IN WITNESS WHEREOF, the Trust and TPIS have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

By:
Title:

TEACHERS PERSONAL INVESTORS SERVICES, INC.

By:
Title: